EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES THIRD QUARTER 2014 RESULTS

VERO BEACH, FL (October 27, 2014) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2014.

Third Quarter 2014 Highlights

•	Net income of $6.8 million, or $0.63 per common share
•	Third quarter total dividends declared and paid of $0.54 per common share
•	Book Value Per Share of $13.27 at September 30, 2014
•
5.8% economic gain on common equity for the quarter, or 23.2% annualized, comprised of $0.54 dividend per common share and $0.22 increase in net book value per common share, divided by beginning book value per share

•	Company to discuss results on Tuesday, October 28, 2014, at 10:00 AM ET

Details of Third Quarter 2014 Results of Operations

The Company reported net income of $6.8 million for the three-month period ended September 30, 2014, compared with net loss of $1.0 million for the three month period ended September 30, 2013.  The third quarter net income of $6.8 million included net interest income of $8.5 million, net portfolio losses of $0.3 million (which includes mark to market losses, realized losses on securities sold and gains on funding hedges), accrued incentive compensation of $0.2 million, audit, legal and other professional fees of $0.2 million, management fees of $0.5 million, and other operating, general and administrative expenses of $0.5 million. During the third quarter of 2014, the Company sold residential mortgage-backed securities (“RMBS”) with a market value at the time of sale of $298.6 million, resulting in realized losses of $2.0 million (based on security prices from June 30, 2014).  The remaining net loss on RMBS was due to fair value adjustments for the period.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio (“PT RMBS”), and the structured RMBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  As of June 30, 2014, approximately 60% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At September 30, 2014, the allocation to the PT RMBS had increased by 1% to approximately 61%.

The table below details the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2014	$826,921,688	$38,742,825	$10,339,738	$49,082,563	$876,004,251
Securities Purchased	611,511,944	9,470,472	9,043,948	18,514,420	630,026,364
Securities Sold	(298,635,287)	-	-	-	(298,635,287)
Losses on Sales	(1,959,822)	-	-	-	(1,959,822)
Return on Investment	n/a	(3,761,898)	(1,189,820)	(4,951,718)	(4,951,718)
Pay-downs	(23,547,236)	n/a	n/a	n/a	(23,547,236)
Premium Lost Due to Pay-downs	(1,461,801)	n/a	n/a	n/a	(1,461,801)
Mark to Market (Losses) Gains	(1,683,610)	1,495,175	246,114	1,741,289	57,679
Market Value - September 30, 2014	$1,111,145,876	$45,946,574	$18,439,980	$64,386,554	$1,175,532,430

The tables below present the allocation of capital between the respective portfolios at September 30, 2014 and June 30, 2014, and the return on invested capital for each sub-portfolio for the three month period ended September 30, 2014.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 9.0% and 3.1%, respectively, for the third quarter of 2014.  The combined portfolio generated a return on invested capital of approximately 6.7%.  Due to the deployment of the proceeds of our capital raising activities during the three months ended September 30, 2014, the balances of the respective portfolios increased significantly.  Accordingly, returns generated based on the beginning of period capital are larger than returns on a stabilized portfolio.  We have added the return on average capital deployed to address this issue.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2014
Market Value	$1,111,145,876	$45,946,574	$18,439,980	$64,386,554	$1,175,532,430
Cash(1)	245,405,405	-	-	-	245,405,405
Repurchase Agreement Obligations(2)	(1,255,977,886)	-	-	-	(1,255,977,886)
Total	$100,573,395	$45,946,574	$18,439,980	$64,386,554	$164,959,949
% of Total	61.0%	27.8%	11.2%	39.0%	100.0%
June 30, 2014
Market Value	$826,921,688	$38,742,825	$10,339,738	$49,082,563	$876,004,251
Cash	30,040,207	-	-	-	30,040,207
Repurchase Agreement Obligations	(783,700,849)	-	-	-	(783,700,849)
Total	$73,261,046	$38,742,825	$10,339,738	$49,082,563	$122,343,609
% of Total	59.9%	31.7%	8.4%	40.1%	100.0%

(1)	At September 30, 2014, total cash has been reduced by unsettled security purchases of approximately $66.8 million and increased by unsettled security sales of approximately $249.4 million.
(2)
At September 30, 2014, there were outstanding repurchase agreement balances of $18.7 million and $4.6 million secured by interest-only and inverse interest-only securities, respectively.  We entered into these arrangements to generate additional cash to invest in pass-through RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

Returns for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income / (loss) (net of repo cost)	$8,664,095	$(585,425)	$388,676	$(196,749)	$8,467,346
Realized and unrealized (losses) / gains	(5,105,233)	1,495,175	246,114	1,741,289	(3,363,944)
Hedge gains	3,057,651	n/a	n/a	n/a	3,057,651
Total Return	$6,616,513	$909,750	$634,790	$1,544,540	$8,161,053
Beginning Capital Allocation	$73,261,046	$38,742,825	$10,339,738	$49,082,563	$122,343,609
Return on Invested Capital for the Quarter(1)	9.0%	2.3%	6.1%	3.1%	6.7%
Average Capital Allocation(2)	$86,917,221	$42,344,700	$14,389,859	$56,734,559	$143,651,779
Return on Average Invested Capital for the Quarter(3)	7.6%	2.1%	4.4%	2.7%	5.7%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Prepayments

For the quarter, Orchid received $28.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 12.5% for the third quarter of 2014.  Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
September 30, 2014	8.1	18.8	12.5
June 30, 2014	4.1	15.9	8.1
March 31, 2014	4.2	14.9	9.1
December 31, 2013	5.3	17.9	9.9
September 30, 2013	6.5	28.2	12.6
June 30, 2013	6.5	29.8	16.3
March 31, 2013	9.2	33.0	20.0

Portfolio

As of September 30, 2014, Orchid’s RMBS portfolio consisted of $1,175.5 million of PT RMBS and structured RMBS at fair value and had a weighted average coupon of 4.29%. The following tables summarize Orchid’s PT RMBS and structured RMBS as of September 30, 2014 and December 31, 2013:

($ in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
September 30, 2014
Adjustable Rate RMBS	$3,847	0.3%	3.56%	239	1-Sep-35	5.71	10.05%	2.00%
Fixed Rate RMBS	1,035,857	88.1%	4.38%	320	1-Oct-44	NA	NA	NA
Hybrid Adjustable Rate RMBS	71,442	6.1%	2.54%	341	1-Aug-43	100.75	7.54%	2.00%
Total Mortgage-backed Pass-through	1,111,146	94.5%	4.26%	321	1-Oct-44	95.89	7.67%	2.00%
Interest-Only Securities	45,947	3.9%	4.12%	260	25-Jan-43	NA	NA	NA
Inverse Interest-Only Securities	18,439	1.6%	6.23%	311	25-Apr-41	NA	6.39%	NA
Total Structured RMBS	64,386	5.5%	4.73%	275	25-Jan-43	NA	NA	NA
Total Mortgage Assets	$1,175,532	100.0%	4.29%	318	1-Oct-44	NA	NA	NA
December 31, 2013
Adjustable Rate RMBS	$5,334	1.5%	3.92%	247	1-Sep-35	3.77	10.13%	2.00%
Fixed Rate RMBS	245,523	69.9%	4.05%	323	1-Dec-43	NA	NA	NA
Hybrid Adjustable Rate RMBS	76,118	21.7%	2.56%	350	1-Aug-43	109.60	7.56%	2.00%
Total Mortgage-backed Pass-through	326,975	93.1%	3.70%	328	1-Dec-43	102.67	7.72%	2.00%
Interest-Only Securities	19,206	5.5%	4.39%	261	25-Nov-40	NA	NA	NA
Inverse Interest-Only Securities	5,042	1.4%	5.92%	317	15-Dec-40	NA	6.08%	NA
Total Structured RMBS	24,248	6.9%	4.71%	272	15-Dec-40	NA	NA	NA
Total Mortgage Assets	$351,223	100.0%	3.77%	324	1-Dec-43	NA	NA	NA

($ in thousands)
	September 30, 2014		December 31, 2013
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$798,502	67.93%	$211,063	60.09%
Freddie Mac	367,096	31.23%	121,842	34.69%
Ginnie Mae	9,934	0.84%	18,318	5.22%
Total Portfolio	$1,175,532	100.00%	$351,223	100.00%

	September 30, 2014	December 31, 2013
Weighted Average Pass Through Purchase Price	$107.49	$105.60
Weighted Average Structured Purchase Price	$13.75	$12.11
Weighted Average Pass Through Current Price	$107.83	$102.83
Weighted Average Structured Current Price	$14.74	$14.59
Effective Duration (1)	3.074	4.188

(1)
Effective duration of 3.074 indicates that an interest rate increase of 1.0% would be expected to cause a 3.074% decrease in the value of the RMBS in the Company’s investment portfolio at September 30, 2014.  An effective duration of 4.188 indicates that an interest rate increase of 1.0% would be expected to cause a 4.188% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2013. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of September 30, 2014, the Company had outstanding repurchase obligations of approximately $1,256.0 million with a net weighted average borrowing rate of 0.34%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $1,325.7 million, unsettled securities sold with a fair value of approximately $246.9 million, and cash pledged to counterparties of approximately $4.8 million. The Company’s leverage ratio at September 30, 2014 was 7.3 to 1 (excluding the $66.8 million of payable for unsettled securities purchased at September 30, 2014), or 6.3 to 1 when adjusted to reflect $246.8 million of unsettled security sales, the repayment of $238.5 million of related repurchase agreement obligations and $66.8 million of unsettled securities purchases at September 30, 2014 to be secured by new repurchase obligations. At September 30, 2014, the Company’s liquidity was approximately $89.9 million, consisting of unpledged RMBS (excluding the value of the unsettled purchases) and cash and cash equivalents.  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.

Below is a listing of outstanding borrowings under repurchase obligations at September 30, 2014.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances(1)	Total	Rate	at Risk(2)	in Days
Citigroup Global Markets, Inc.	$260,602	20.8%	0.35%	$19,074	20
J.P. Morgan Securities LLC	184,938	14.7%	0.36%	10,069	86
CRT Capital Group, LLC	104,245	8.3%	0.32%	4,695	39
Morgan Stanley & Co. LLC	91,776	7.3%	0.33%	5,621	48
Mitsubishi UFJ Securities (USA), Inc.	84,358	6.7%	0.31%	4,028	14
KGS - Alpha Capital Markets, L.P.	84,208	6.7%	0.33%	4,008	38
Cantor Fitzgerald & Co.	77,731	6.2%	0.33%	3,989	34
ED&F Man Capital Markets Inc.	73,103	5.8%	0.33%	3,612	61
Goldman Sachs & Co.	72,615	5.8%	0.34%	2,999	31
Mizuho Securities USA, Inc.	43,525	3.5%	0.44%	5,759	13
Guggenheim Securities, LLC	41,228	3.3%	0.32%	2,530	22
South Street Securities, LLC	38,255	3.0%	0.32%	2,128	17
Daiwa Capital Markets America, Inc.	33,200	2.6%	0.33%	1,811	43
Suntrust Robinson Humphrey, Inc.	32,245	2.6%	0.33%	1,869	2
Other	33,949	2.7%	0.32%	1,878	36
Total / Weighted Average	$1,255,978	100.0%	0.34%	$74,070	38

(1)
Amounts include repurchase agreement balances of approximately $238.5 million securing assets with a fair value of approximately $246.9 million sold in September 2014 that settle in October 2014.  In September 2014, the Company purchased assets with a fair value of approximately $67.1 million which settle in October 2014 that are expected to be funded by repurchase agreements.

(2)
Equal to the fair value of securities sold, unsettled securities sold plus accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities and accrued interest payable.

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under GAAP, and as such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of September 30, 2014, such instruments were comprised of Eurodollar futures contracts with an average contract notional amount of $480.0 million and a weighted average fixed LIBOR rate of 1.87%, and an interest rate swaption agreement, giving the Company the option to enter into a pay fixed interest rate swap (“payer swaption”).  The table below presents information related to the Company’s Eurodollar futures contracts at September 30, 2014.

($ in thousands)
		Average
	Weighted	Contract
	Average	Notional	Open
Expiration Year	LIBOR Rate	Amount	Equity(1)
2015	0.74%	$550,000	$(329)
2016	1.76%	550,000	1,379
2017	2.68%	400,000	1,067
2018	3.07%	400,000	(177)
Total / Weighted Average	1.87%	$480,000	$1,940

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions.

The table below presents information related to the Company’s interest rate swaption position at September 30, 2014.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Fixed	Receive	Average
		Fair	Months to	Notional	Pay	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
≤ 1 year	$4,720	$3,906	10	$275,000	2.96%	3 Month	8.2

Dividends

To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our IPO.

Declaration Date	Record Date	Payment Date	Per Share Amount	Total
2014
October 9, 2014(1)	October 28, 2014	October 31, 2014	$0.180	$2,358,177
September 9, 2014	September 25, 2014	September 30, 2014	0.180	2,348,198
August 12, 2014	August 26, 2014	August 29, 2014	0.180	1,998,506
July 10, 2014	July 28, 2014	July 31, 2014	0.180	1,758,965
June 11, 2014	June 25, 2014	June 30, 2014	0.180	1,711,531
May 8, 2014	May 27, 2014	May 30, 2014	0.180	1,640,820
April 8, 2014	April 25, 2014	April 30, 2014	0.180	1,636,500
March 11, 2014	March 26, 2014	March 31, 2014	0.180	1,550,100
February 11, 2014	February 25, 2014	February 28, 2014	0.180	974,100
January 9, 2014	January 27, 2014	January 31, 2014	0.180	925,500
Totals			$1.800	$16,902,397
2013
December 11, 2013	December 26, 2013	December 30, 2013	$0.180	$601,497
November 12, 2013	November 25, 2013	November 27, 2013	0.135	451,125
October 10, 2013	October 25, 2013	October 31, 2013	0.135	451,125
September 10, 2013	September 25, 2013	September 30, 2013	0.135	451,125
August 12, 2013	August 26, 2013	August 30, 2013	0.135	451,125
July 9, 2013	July 25, 2013	July 31, 2013	0.135	451,125
June 10, 2013	June 25, 2013	June 28, 2013	0.135	451,125
May 9, 2013	May 28, 2013	May 31, 2013	0.135	451,125
April 10, 2013	April 25, 2013	April 30, 2013	0.135	451,125
March 8, 2013	March 25, 2013	March 27, 2013	0.135	451,125
Totals			$1.395	$4,661,622

(1)	The effect of the dividend declared in October 2014 is not reflected in the Company’s financial statements as of September 30, 2014.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2014 was $13.27.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At September 30, 2014, the Company's stockholders' equity was $172.8 million with 13,024,449 shares of common stock outstanding.

Secondary Offerings

The Company completed a secondary offering of 1,800,000 common shares on January 23, 2014 at a price of $12.50 per share.  The underwriters exercised their overallotment option in full for an additional 270,000 shares on January 29, 2014.  The aggregate net proceeds to the Company were approximately $24.2 million which were invested in Agency RMBS securities on a leveraged basis.

The Company completed a secondary offering of 3,200,000 common shares on March 24, 2014 at a price of $12.55 per share.  The underwriters exercised their overallotment option in full for an additional 480,000 shares on April 11, 2014.  The aggregate net proceeds to the Company were approximately $44.0 million which were invested in Agency RMBS securities on a leveraged basis.

On June 17, 2014, Orchid entered into an equity distribution agreement (the “June 2014 Equity Distribution Agreement”) with two sales agents pursuant to which the Company could offer and sell, from time to time, up to an aggregate amount of $35,000,000 of shares of the Company’s common stock in transactions that are deemed to be “at-the-market” offerings and privately negotiated transactions.  Through September 2, 2014, with final settlement on September 5, 2014, the Company issued a total of 2,528,416 shares under the June 2014 Equity Distribution Agreement for aggregate proceeds of approximately $34.2 million, net of commissions and fees.

On September 3, 2014, Orchid entered into a second equity distribution agreement (the “September 2014 Equity Distribution Agreement”) with two sales agents pursuant to which the Company may offer and sell, from time to time, up to an aggregate amount of $75,000,000 of shares of the Company’s common stock in transactions that are deemed to be “at-the-market” offerings and privately negotiated transactions.  The September 2014 Equity Distribution Agreement replaced the June 2014 Equity Distribution Agreement.  Through September 30, 2014, the Company issued a total of 1,398,524 shares under the September 2014 Equity Distribution Agreement for aggregate proceeds of approximately $19.1 million, net of commissions and fees. After September 30, 2014, the Company issued an additional 52,532 shares under the September 2014 Equity Distribution Agreement for aggregate proceeds of approximately $0.7 million, net of commissions and fees.

Management Commentary

Commenting on the third quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “We are nearing the end of 2014 and the script the bond market was expected to follow is at the bottom of the garbage can, long ago thrown out with the junk mail.  The Fed has followed their script, tapering their Treasury and MBS asset purchases in very well telegraphed moves and in nice even increments.  The economy has also followed its script, growing at a very respectable rate, although in uneven steps, since the fourth quarter of 2013.  The housing market continues to improve, albeit at a slower pace than 2013.  Payroll growth has averaged north of 200,000 jobs per month and has been accelerating recently.  So what went wrong with the bond market?  Yields on US treasuries continue to rally briefly falling to 1.85% on October 15th.  Well for one, Europe has not cooperated, teetering on the verge of recession.  Geo-political events are too numerous to list but have dominated the headlines all year.  We have an Ebola scare that is growing and un-nerving the markets daily.  So in spite of a very obedient Fed, an economy that has generally lived up to expectations, rates are not higher than year-end 2013 as expected and in fact are currently closer to the levels of the spring of 2013.  In spite of all this, the Fed funds futures markets continues to price in the initial Fed rate hikes for late-2015.  The agency RMBS market has had a good run all year, as the current coupon, 30 year Fannie Mae mortgage tightened to comparable duration Treasuries and swaps all year until the mild widening caused by the big rally in rates on October 15th.  Even with that widening, mortgages are still significantly tighter than they were at the beginning of the year.  Prepayment speeds have remained muted all year, and as we head into the seasonal slow-down, we do not expect the spike lower in rates earlier this month to cause much of an increase in speeds.  The events of earlier this month have caused volatility to spike higher, however, as the SRVX index (the CBOE interest rate volatility index that measures the fair market value of future volatility implied by the 1 year option to enter into a 10 year pay fixed swap) moved from 82 basis points to 90, but has since retreated to 87 basis points. This index had been trending lower all year – moving from over 96 basis points at December 31, 2013 to a low near 76 basis points at June 30, 2014.  The funding markets for agency RMBS remain open and funding levels are in the low 30 basis point range for one month tenors, slightly lower than at the beginning of the year.  The market still anticipates potential shrinkage in lending capacity for RMBS once the new bank liquidity and leverage ratio restrictions necessitated by Dodd-Frank and Basel III are implemented, but the timing of this remains very uncertain.

“Orchid has enjoyed a very successful year in all regards.  We have grown our equity base throughout the period, completing two secondary offerings in the first quarter and implementing an At-The-Market (“ATM”) program in late June.  We exhausted the $35 million capacity of the first ATM program in early September and started on a second, $75 million dollar ATM program the next day.  The Company commenced the first ATM offering on June 17, 2014 and the second ATM offering on September 3, 2014.  Through today the Company has sold 3,979,472 shares through the two ATM programs, raising approximately $54.0 million in proceeds, net of fees paid to the agent.  The weighted average sale price of these shares was $13.87.  The Company’s book value per share was $13.05 at June 30, 2014, and $13.27 at September 30, 2014.  At September 30, 2014 our shareholders equity was $172.8 million, up from $44.8 million at December 31, 2013.  We changed our listing from the NYSE MKT to the NYSE and started trading on the NYSE on October 8, 2014.

“As a result of the deployment of the new capital, the RMBS portfolio grew by approximately 34% during the quarter and has grown by almost 235% year to date.  We continue to shift the exposure towards fixed rate RMBS and 30 year securities in particular.  We have also been increasing the weighted average coupon of the pass-through portfolio from 3.70% at December 31, 2013, to 4.14% at June 30, 2014 and to 4.26% at September 30, 2014.  The capital allocation was shifted slightly from 59.9% pass-throughs and 40.1% structured securities at June 30, 2014 to 61.0% pass-throughs and 39.0% structured securities at September 30, 2014.  To compensate for the added duration of the 30 year securities, we continue to add to our funding hedge positions by increasing our Eurodollar shorts and adding 1 year options to enter into 10 year pay fixed swaps to the 1 year option to enter into a 5 year pay fixed swap already in place.  The notional balance of our hedges in place at September 30, 2014 represents approximately 76% of our repurchase agreement balance – based on the anticipated repurchase agreement balance once all unsettled security sales and purchases are settled.

“The portfolio is positioned for a continuation of modest prepayment speeds.  As I have mentioned previously, mortgage borrowers have been exposed to very low levels of rates for an extended period and show a reduced sensitivity to refinancing opportunities.  Mortgage lenders have reduced their capacity and new regulations imposed by the Dodd-Frank Act have impaired their ability to quickly ramp up their staff/capacity levels – further muting refinancing activity.  We still see the greatest risks to the market as two-fold.  The first would be an outbreak of inflation – resulting in a more aggressive Fed and elevated volatility in the rates markets.  The second would be a continuation of the rally we experienced earlier this month.  To address the first risk we have added to our swaption positions, especially on the 10 year sector, so if volatility moves meaningfully higher and the market expects more substantial Fed tightening, our hedge will benefit.  We continue to guard against a further rally by maintaining a material allocation to call protected securities.  We shifted from the highest quality/high premium call protection securities – loan balance and credit impaired – to more fairly priced securities that still offer call protection but with better carry per unit of duration.  We do not anticipate a meaningful increase in speeds even if the market rallies further for the reasons mentioned above, but our portfolio’s exposure to high coupon, fixed rate securities requires adequate protection from excessive speeds if we are wrong.  We believe these securities will provide adequate protection in the event of a rally and the premiums we paid likely have room to increase to offset the increased premium amortization.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Tuesday, October 28, 2014, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (877) 341-5668.  International callers dial (224) 357-2205.  The conference passcode is 24708385.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.orchidislandcapital.com, and an audio archive of the webcast will be available until November 18, 2014.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS and (ii) structured Agency RMBS, such as CMOs, IOs, IIOs and POs, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Orchid Island Capital, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of September 30, 2014, and December 31, 2013, and the unaudited quarterly results of operations for the nine and three months ended September 30, 2014 and 2013.  Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	September 30, 2014	December 31, 2013
ASSETS:
Total mortgage-backed securities	$1,175,532,430	$351,222,512
Cash, cash equivalents and restricted cash	62,807,519	10,615,027
Accrued interest receivable	5,655,306	1,559,437
Derivative assets, at fair value	3,906,100	-
Receivable for securities sold	249,410,368	-
Other assets	3,344,623	179,071
Total Assets	$1,500,656,346	$363,576,047

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$1,255,977,886	$318,557,054
Payable for unsettled securities purchased	66,812,482	-
Accrued interest payable	387,919	91,461
Due to affiliates	303,358	81,925
Other liabilities	4,388,200	80,260
Total Liabilities	1,327,869,845	318,810,700
Total Stockholders' Equity	172,786,501	44,765,347
Total Liabilities and Stockholders' Equity	$1,500,656,346	$363,576,047
Common shares outstanding	13,024,449	3,341,665
Book value per share	$13.27	$13.40

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2014	2013	2014	2013
Interest income	$19,657,656	$6,393,156	$9,285,729	$2,551,199
Interest expense	(1,904,894)	(817,219)	(818,383)	(293,913)
Net interest income	17,752,762	5,575,937	8,467,346	2,257,286
Gains (losses)	6,287,624	(6,467,636)	(306,293)	(2,852,987)
Net portfolio income (loss)	24,040,386	(891,699)	8,161,053	(595,701)
Expenses	3,041,695	1,251,202	1,392,567	401,406
Net income (loss)	$20,998,691	$(2,142,901)	$6,768,486	$(997,107)
Basic and diluted net income (loss) per share	$2.53	$(0.74)	$0.63	$(0.30)
Dividends Declared Per Common Share:	$1.620	$0.945	$0.540	$0.405

	Three Months Ended September 30,
Key Balance Sheet Metrics	2014	2013
Average RMBS(1)	$1,025,768,340	$335,467,427
Average repurchase agreements(1)	1,019,839,368	305,195,931
Average stockholders' equity(1)	149,237,753	45,999,442
Leverage ratio(2)	7.3:1	6.7:1

Key Performance Metrics
Average yield on RMBS(3)	3.62%	3.04%
Average cost of funds(3)	0.32%	0.39%
Average economic cost of funds(4)	0.33%	0.42%
Average interest rate spread(5)	3.30%	2.65%
Average economic interest rate spread(6)	3.29%	2.62%

(1)	Average RMBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.   At September 30, 2014 and 2013, the $66.8 million and $38.7 million, respectively, of payable for unsettled securities purchased has been excluded from the total liabilities for this ratio.

(3)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(4)
Represents interest cost of our borrowings and the effect of Eurodollar and T-Note futures contracts and interest rate swaptions attributed to the period related to hedging activities, divided by average repurchase agreements.

(5)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(6)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.